                                                                   Exhibit 99.1


CONTACT:    Thomas T. Hendrickson              Investor Relations:
            Executive Vice President           Naomi Rosenfeld/Carolyn Capaccio
            Chief Financial Officer            Press: Stacy Berns/Lauren Gargano
            Gart Sports Company                       Morgen-Walke Associates
            303/863-2204                              212/850-5600


                              FOR IMMEDIATE RELEASE

                 GART SPORTS PROPOSES STRATEGIC COMBINATION WITH
               THE SPORTS AUTHORITY VALUED AT $20.00 PER TSA SHARE


     Denver, CO, July 2, 1998 -- Gart Sports Company (NASDAQ: GRTS) announced that it is seeking a strategic combination with The Sports Authority (NYSE:
TSA). In a letter sent to Mr. Jack Smith, Chairman and CEO of The Sports Authority, and The Sports Authority's Board of Directors today, Gart Sports proposed a strategic transaction in which holders of 70% of TSA's shares outstanding would receive $20.00 per share in cash for their shares. The remaining 30% of TSA shares would remain outstanding and would represent a 51% ownership interest in the common stock of the combined company; this portion is estimated by Gart Sports to have an equivalent value to the cash portion of the consideration on a per share basis.

     Gart Sports has received a letter from Chase Securities which indicates its confidence in its ability to arrange the full amount of financing necessary to complete the transaction. This proposal has the full support of Gart Sports' two principal shareholders, Leonard Green & Partners, L.P. and the Hochberg family.

     In the letter to Mr. Jack Smith, Gart Sports stated, "The combined cash and stock consideration to your shareholders represents a 32.2% premium over the closing price of your common stock on July 1, 1998 and a 23.8% premium over the value of the consideration offered by Venator Group (NYSE: Z) as of such date. In this proposal, your shareholders would have an opportunity to participate meaningfully in the potential for further equity appreciation at the combined company which we believe is significant. . . Furthermore, we believe that your shareholders would be better served by continuing to hold an ownership position in a pure-play sporting goods superstore retailer rather than a retail conglomerate."

     Doug Morton, Chairman, President and Chief Executive Officer of Gart Sports stated, "We believe that the logic of this combination is compelling. In addition to representing substantially higher value than the existing Venator Group offer, the combination of Gart Sports and The Sports Authority would create a nationwide sporting goods superstore retailer with approximately $2.5 billion in revenues, and the opportunity to create significant operational efficiencies.

                                     (more)

The two companies' respective market positioning should be greatly enhanced since there is minimal overlap between the existing store bases. We are very excited by the potential of this business combination, and believe that our proposal clearly supports the best interests of The Sports Authority's stockholders."

     On May 7, 1998, The Sports Authority, the nation's largest full-line sporting goods retailer, entered into a merger agreement with Venator Group, pursuant to which TSA shareholders would receive stock in Venator Group. The Sports Authority shareholders are scheduled to vote on the transaction later this summer.

     Gart Sports is the second largest full-line sporting goods retailer in the U.S. and the leading full-line sporting goods retailer in the Rocky Mountain region, with 1997 pro forma combined revenues of approximately $700 million. The Company offers a comprehensive high-quality assortment of brand name sporting apparel and equipment at competitive prices, and operates 122 stores in 16 states under the Gart Sports and Sportmart names.

     Leonard Green & Partners, L.P. is a Los Angeles based private merchant banking firm specializing in organizing, structuring and sponsoring management buyouts of established companies.


                                (letter follows)

     Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause actual results, operations and business of Gart Sports or the company resulting from the proposed transaction in future periods to differ materially from forecasted results, operations or business. Those risks include, among other things, the competitive environment in the sporting goods industry in general and in Gart Sports' or the company resulting from the transaction's specific market areas, inflation, changes in costs of goods and services, management's ability to integrate the operations of Gart Sports and The Sports Authority, and economic conditions in general and in such specific market areas. Certain of these and other risks are more fully described in the Company's filings with the Securities and Exchange Commission.

                                      # # #

July 2, 1998

Mr. Jack A. Smith, Chairman and Chief Executive Officer and
Members of the Board of Directors
THE SPORTS AUTHORITY, INC.
3383 North State Road 7
Ft. Lauderdale, FL  33319

Gentlemen:

We are pleased to propose to you a strategic combination of Gart Sports Company ("Gart") and The Sports Authority, Inc. ("TSA") which we believe will provide your shareholders with aggregate consideration of $20.00 per share as follows:
$20.00 per share in cash to your shareholders for 70% of TSA's outstanding common shares; the remaining 30% of currently outstanding shares would remain outstanding and would represent a 51.0% ownership interest in the combined entity's common stock. Based upon the earnings potential of the combined entity and our expectation of a positive reaction from the investment community, we believe that the stock retained by your shareholders should have a value of $20.00 per share. The combined cash and stock consideration to your shareholders represents a 32.2% premium over the closing price of your common stock on July 1, 1998 and a 23.8% premium over the value of the consideration offered by Venator Group, Inc. ("Venator") as of such date. In this proposal, your shareholders would have an opportunity to participate meaningfully in the potential for further equity appreciation at the combined company which we believe is significant.

Enclosed is a letter from Chase Securities Inc. ("Chase") which indicates its confidence in its ability to arrange the full amount of financing necessary to complete the transaction. If you have any questions regarding this letter we would be pleased to provide you with a contact at Chase. This proposal has the full support of our two principal shareholders, Leonard Green & Partners, L.P. and the Hochberg family.

We would propose that the combined company be named The Sports Authority and that members of your management team as well as your store employees play a role in the combined company's operations. We also assure you and your management team that your reward for your past achievements and your future incentives would be no less favorable than your current expectations under the proposed Venator acquisition.

We reiterate that the combined company's equity has the potential for substantial appreciation following this strategic combination and that TSA shareholders will be able to participate meaningfully in this opportunity from their retained ownership in the combined company. Furthermore, we believe that your shareholders would be better served by continuing to hold an ownership position in a pure-play sporting goods superstore retailer rather than a retail conglomerate.

Sentiment from shareholders and the investment community to the proposed transaction with Venator has been unfavorable as evidenced by the relative underperformance of both TSA and Venator shares in the time period following the announcement of the acquisition by Venator. Based upon the change in closing prices from May 7, 1998, the day of the announcement of the acquisition by Venator, through July 1, 1998, the TSA stock price has declined 16.0% and the Venator stock price has declined 12.2% while the S&P 500 has gained 4.9%. We believe that the investment community has serious reservations regarding Venator's ability to successfully operate TSA which suggests that Venator=s stock performance could continue to be disappointing.

We should also point out that, contrary to the representation contained in your merger agreement, we believe that because of NYSE rules, Venator is required to obtain a shareholder vote to consummate its proposed merger.

We believe that sentiment from shareholders and the investment community to a Gart and TSA strategic combination would be overwhelmingly positive. The combination of Gart and TSA would create a nationwide sporting goods superstore retailer with approximately $2.5 billion in combined revenues. The combined company would operate more than 300 stores and would be approximately five times as large as its nearest public sporting goods superstore competitor. In addition, significant operational efficiencies would be gained by the combined company through the implementation of a "best practices" integration plan to merge the operations of Gart and TSA. We plan to finance the transaction conservatively so that the combined company could continue to capitalize on consolidation opportunities.

Gart is a company with a history of increasing sales and profitability. Gart has posted positive comparable store sales increases for each of its past nine fiscal quarters, a performance which was unmatched by any other sporting goods superstore retailer during the same time period. In early 1998, Gart acquired Sportmart, Inc. ("Sportmart") and has already substantially completed the integration of Sportmart into Gart's operations, although the benefits of this combination have not yet been fully reflected in Gart's financial statements. We believe that the potential for equity appreciation available to the combined company's shareholders from simply completing the integration of Sportmart into Gart's operations, continuing to effect positive change at Sportmart store level operations and educating the investment community about Gart is significant.

At this point we request that you provide us with access to non-public information regarding TSA, subject of course to the execution of a confidentiality agreement, and similarly, we are prepared to give you comparable access to information regarding Gart. We believe that you have both the right and the obligation to provide such information based upon obligations to your shareholders and the provisions of your existing merger agreement.

This letter is being simultaneously released publicly because we believe that we are obligated to our public shareholders to do so and we believe that your Board of Directors and shareholders, as well as the marketplace generally, should be informed of this strategic alternative. Our proposal is, of course, based upon publicly available information and we look forward to the receipt of confidential non-public information to confirm and supplement the publicly available information.

We are prepared to meet at your earliest convenience to exchange information. We hope that you share our enthusiasm for the combination of Gart and TSA and we look forward to your prompt response to this proposal.

                   Sincerely,

                   GART SPORTS COMPANY

                   By:____________________
                   John Douglas Morton
                   Chairman of the Board, Chief Executive Officer and President


cc:  Jack Levy, Merrill Lynch & Co. Inc.